CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As the independent registered public accounting firm, we hereby consent to the use of our report dated December 20, 2006 for the ASTRAL™ Equity Financial Combustion Fund, the ASTRAL™ Ultra Equity Financial Combustion Fund, the ASTRAL™ Large-Cap Financial Combustion Fund, the ASTRAL™ Mid-Cap Financial Combustion Fund and the ASTRAL™ Small-Cap Financial Combustion Fund (the “Funds”) and to all references to our firm included in or made a part of this Pre-Effective Amendment No. 1 under the Securities Act of 1933 and Amendment No. 1 under the Investment Company Act of 1940 to Astral Investments Trust’s Registration Statement on Form N-1A (File Nos. 333-138117 and 811-21968), including the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information of the Funds.

Abington, Pennsylvania

/s/ Sanville & Company

December 22, 2006

Sanville & Company